THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.


                             WARRANT TO PURCHASE STOCK
                                 WARRANT NO. WC-__

CORPORATION:             NetObjects, Inc., a Delaware corporation
NUMBER OF SHARES:        See below.
CLASS OF STOCK:          See below.
INITIAL EXERCISE PRICE:  See below.
ISSUE DATE:              December 18, 1996
EXPIRATION DATE:         Upon the Expiration Date of the Put Right, as provided
                         in Section 2.5


        THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, __________ ("Holder") is entitled to purchase the number of fully paid and nonassessable shares of Series C Preferred Stock (the "Shares") of the corporation (the "Company") at the initial exercise price per Share (the "Warrant Price") all as set forth herein and as adjusted pursuant to Article 3 of this Warrant, subject to the provisions and upon the terms and conditions set forth of this Warrant. The Warrant Price shall be $0.3035413 per share. The number of Shares subject to this Warrant shall be the quotient derived by dividing _____________________________ ($__________) by the
Warrant Price.

ARTICLE 1. EXERCISE.

        1.1 METHOD OF EXERCISE. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased; or at Holder's option, Holder may elect to cancel indebtedness of the Company for money borrowed from Holder, including accrued and unpaid interest thereon, as payment for the Shares, to the extent of any such indebtedness. In lieu of exercising this Warrant as provided in the preceding sentence, at any time on or after the effective date of a Form S-1 registration statement relating to Common Stock of the Company filed by the Company pursuant to the Securities Act of 1933, as amended (the "1933 Act"), Holder may elect to receive shares equal to the value of this Warrant (or any portion thereof remaining unexercised) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to Holder a number of shares of the Company's Common Stock (if Common Stock is then issuable upon exercise of this Warrant pursuant to Section 3.2 hereof) computed using the following formula:

                X = Y (A-B)
                    -------
                       A
Where   X =     the number of shares of Common Stock to be issued to Holder.

        Y = the number of shares of Common Stock purchasable under this Warrant (at the date of such calculation).

        A = the fair market value of one share of the Company's Common Stock (at the date of such calculation).

        B =     Warrant Price (as adjusted to the date of such calculation).

                For purposes of this subsection, the fair market value of one share of the Company's Common Stock shall mean the average of the daily closing prices per share of the Common Stock as quoted on the Nasdaq Stock Market or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the five (5) trading days prior to the date of determination of the fair market value.

        1.2 DELIVERY OF CERTIFICATE AND NEW WARRANT. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

        1.3 REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

        1.4 OTHER AGREEMENTS AND INSTRUMENTS REGARDING THE SHARES. The Shares, when acquired, may also be subject to such rights, preferences, privileges and restrictions as may be set forth in the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, and as may be set forth in the First Amended and Restated Investor Rights Agreement described in Exhibit B hereto, a First Amended and Restated Co-Sale Agreement, an Amended and Restated Voting Rights Agreement, and such other agreements as may be entered into from time to time by the Company and the holders of Series C Preferred Stock, or rights to acquire the same, prior to the exercise of this Warrant.

ARTICLE 2. EXERCISE RIGHTS FOLLOWING AN ACQUISITION.

        2.1 DEFINITIONS. As used in this Article 2, the following terms have the following meanings:

        "ACQUISITION" shall mean an acquisition by any Person (an "ACQUIROR") of Beneficial Ownership (including by way of merger) of securities of the Company constituting 70% or more (but less than 100%) of the Voting Power of the Company.

        "AFFILIATE" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person.

        "BENEFICIAL OWNERSHIP" shall mean that a Person shall be deemed the beneficial owner of, and shall be deemed to beneficially own any securities (a) which such Person or any of its Affiliates is deemed to "beneficially own" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or (b) which such Person or any of its Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of any right of conversion or exchange, warrant, option or otherwise.

        "BUSINESS DAY" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

        "COMMON STOCK" shall mean common stock, par value $0.00000001 per share, of the Company.

        "EFFECTIVE TIME" shall mean the effective time of the Acquisition.

        "EXERCISE PERIOD" shall mean the period beginning on the second anniversary of the Effective Time and ending on the earlier to occur of (i) the 364th day thereafter or (ii) the first day of a Suspension Period; PROVIDED, HOWEVER, that if one or more Suspension Periods occur, the Exercise Period shall be extended, following the termination of each such Suspension Period, until the Exercise Period, as so extended, shall have comprised 365 days.

        "GOVERNMENTAL ENTITY" shall mean any Federal, state, local or foreign court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body.

        "PERSON" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity, and shall include any successor (by merger or otherwise) of such entity.

        "QUARTERLY DATE" shall mean, with respect to any date, the 90th day, 180th day, 270th day and 364th day thereafter.

        "REGISTRATION APPROVAL DATE" shall mean a date on which the Board of Directors of the Company approves the filing with the Securities and Exchange Commission of a Registration Statement.

        "REGISTRATION STATEMENT" shall mean a registration statement under the 1993 Act for an initial public offering of the Company's capital stock.

        "REGISTRATION TERMINATION DATE" shall mean the date of Company action having the effect of withdrawing, terminating or abandoning a Registration Statement.

        "SPECIAL EXERCISE DATE" shall mean (i) the second anniversary of the Effective Time, and each Quarterly Date thereafter occurring during the Exercise Period or (ii) if any Suspension Period shall have occurred, the day following the end of such Suspension Period, and each Quarterly Date thereafter occurring during the Exercise Period; provided, however, that, in the case of (i) or (ii) above, if any such date shall not be a Business Day, the applicable Special Exercise Date shall be the next Business Day.

        "SUSPENSION PERIOD" shall mean a period beginning on a Registration Approval Date and ending, if applicable, on the Registration Termination Date next following such Registration Approval Date.

        "VOTING POWER" shall mean the voting power of all securities of a Person then outstanding generally entitled to vote for the election of directors of the Person.

        2.2 EXERCISE RIGHTS FOLLOWING AN ACQUISITION. Following the Effective Time of an Acquisition, Holder shall (i) continue to have the right to exercise this Warrant in accordance with Section 1.1 of this Warrant (a "Conventional Exercise"), and (ii) have the additional right (the "Special Exercise Right") to exercise this Warrant, in whole or in part, on any Special Exercise Date by delivering a duly executed Notice of Special Exercise in the form attached as Appendix 3 in accordance with Section 2.3, and to receive upon such exercise and payment of the Warrant Price, cash in an amount equal to $0.667 per share, in lieu of the number of shares of Series C Preferred Stock otherwise issuable had this Warrant (or portion hereof) been exercised in a Conventional Exercise (a "Special Exercise"); PROVIDED, HOWEVER, that Acquiror shall have the right, following receipt of a Notice of Special Exercise, to elect to purchase the portion of this Warrant with respect to which a Notice of Special Exercise was delivered from Holder for a purchase price equal to the product of (a) the difference between (x) $0.667 MINUS (y) the Warrant Price MULTIPLIED by (b) the number of shares otherwise issuable had this Warrant (or portion hereof) been exercised in a Conventional Exercise (a "Purchase Election"). If Acquiror makes a Purchase Election and pays the purchase price, and returns to Holder the Warrant Price of the shares of Series C Preferred Stock tendered by Holder with the Notice of Special Exercise, this Warrant (or portion hereof) shall not be deemed exercised but rather shall be transferred to Acquiror in accordance with the transfer provisions hereof.

        2.3 SPECIAL EXERCISE PROCEDURES. In order to exercise the Special Exercise Right, Holder shall deliver, not less than 10 Business Days nor more than 20 Business Days prior to the applicable Special Exercise Date, to the Company (with a copy to Acquiror) Holder's Notice of Special Exercise. Such Notice of Special Exercise shall be irrevocable. On the Special Exercise Date, the Company or Acquiror, as applicable, shall mail or deliver to Holder the amounts then due as a result of the exercise of such Special Exercise Right or Purchase Election, and the Company shall mail or deliver to Holder a new Warrant representing the portion (if any) of this Warrant not theretofore exercised or purchased.

        2.4     SUSPENSION. The provisions of Sections 2.2 (other than
Section 2.2(i)) and 2.3 above shall be suspended and of no force and effect during any Suspension Period; PROVIDED, HOWEVER, that, subject to Section 2.5 hereof, such provisions shall be reinstated upon the termination of such Suspension Period.

        2.5 FINAL TERMINATION. The Special Exercise Right shall expire upon the earlier to occur of (i) the effective date of a Registration Statement or
(ii) the date on which the Exercise Period shall have been in effect for an aggregate of 365 days.

        2.6 CONDITIONS PRECEDENT. Notwithstanding any other term of this Warrant, neither the Company nor Acquiror shall have an obligation under this
Article 2 with respect to any purported Special Exercise (i) unless any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the purchase of all or a portion of this Warrant pursuant to this Article 2 shall have expired or been terminated, (ii) at any time when, in Acquiror's reasonable opinion, purchase of all or a portion of this Warrant under this
Article 2 would violate any applicable law, including without limitation
Section 10(b) of the 1934 Act and/or Rule 10b-5 thereunder, or court order and
(iii) if such Special Exercise, when aggregated with each other Special Exercise (and/or purchase pursuant to a Purchase Election) theretofore made by Holder would result in the purchase of, and/or Special Exercise of, Series C Warrants to purchase under this Warrant more than 208,282 shares of Series C Preferred Stock of the Company.

        2.7     EXPENSES. Whether or not the transactions contemplated by this
Article 2 are consummated, all costs and expenses incurred in connection with this Article 2 and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as otherwise provided in this
Article 2.

        2.8 ACQUISITION. In the event that an Acquisition shall occur, then proper provision shall be made so that Acquiror shall assume the obligations of the Company in the event of a Special Exercise and shall have the right to make a Purchase Election.

ARTICLE 3. ADJUSTMENTS TO THE SHARES.

        3.1 STOCK DIVIDENDS, SPLITS, ETC. If the Company declares or pays a dividend on its common stock (or the Shares if the Shares are securities other than common stock) payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, or, if the Shares are securities other than common stock, subdivides the Shares in a transaction that increases the amount of common stock into which the Shares are convertible, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

        3.2 RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company's Certificate of Incorporation upon the closing of a registered public offering of the Company's common stock. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 3 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 3.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events. Under no circumstances shall this Warrant be exercisable to purchase shares of Common Stock of International Business Machines Corporation ("IBM") as a result of the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated as of March 18, 1997 by and among the Company, IBM, Net Acquisition Corp. and the stockholders of the Company listed on the signature page thereto.

        3.3 ADJUSTMENTS FOR COMBINATIONS, ETC. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

        3.4 ADJUSTMENTS FOR DILUTING ISSUANCES. The number of shares of common stock issuable upon conversion of the Shares, shall be subject to adjustment from time to time in the manner set forth on Exhibit A.

        3.5 NO IMPAIRMENT. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 3 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment. If the Company takes any action affecting the Shares or its common stock other than as described above that adversely affects Holder's rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

        3.6 FRACTIONAL SHARES. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder amount computed by multiplying the fractional interest by the fair market value of a full Share.

        3.7 CERTIFICATE AS TO ADJUSTMENTS. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 4. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

        4.1 REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Holder that all Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

        4.2     NOTICE OF CERTAIN EVENTS. If the Company proposes at any time
(a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company's securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 20 days' prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in
(c) and (d) above at least 20 days' prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

        4.3 REGISTRATION UNDER SECURITIES ACT OF 1933, AS AMENDED. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be subject to the registration rights set forth on Exhibit B, if attached.

ARTICLE 5. MISCELLANEOUS.

        5.1 TERM; NOTICE OF EXPIRATION. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. The Company shall give Holder written notice of Holder's right to exercise this Warrant in the form attached as Appendix 2 not more than 90 days and not less than 30 days before the Expiration Date.

        5.2 LEGENDS. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with legends in substantially the following form:

        THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

        THIS WARRANT IS ISSUED PURSUANT TO AN INVESTMENT AGREEMENT DATED AS OF DECEMBER 17, 1996 AMONG THE COMPANY, THE HOLDER AND EACH OTHER ORIGINAL HOLDER OF A WARRANT TO PURCHASE THE SHARES AND IS SUBJECT TO CERTAIN RESTRICTIONS THEREUNDER, INCLUDING SECTION 5, WHICH PROVIDES FOR MANDATORY DEEMED EXERCISE AND FORFEITURE OF THIS WARRANT UNDER CERTAIN CIRCUMSTANCES.

        In addition, the Company will place such legends on the Shares as shall be necessary to comply with the applicable terms of agreements and instruments referred to in Section 1.4.

        5.3 COMPLIANCE WITH SECURITIES LAWS ON TRANSFER. This Warrant and the Shares issuable upon exercise this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder's notice of proposed sale.

        5.4 TRANSFER PROCEDURE. Subject to the provisions of Section 5.2, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

        5.5 NOTICES. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time.

        5.6 WAIVER. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

        5.7 GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of laws.


                                                                       "COMPANY"

                                                                NETOBJECTS, INC.


                                             By
                                                --------------------------------

                                           Name
                                                --------------------------------
                                                                         (Print)

                                                                Title: President

                                             APPENDIX 1


                                             NOTICE OF EXERCISE



        1. The undersigned hereby elects to purchase ____________ shares of the Series __ Preferred Stock of NetObjects, Inc. (the "Company") pursuant to the terms of the attached Warrant, and (i) tenders herewith payment of the purchase price of such shares in full, or (ii) releases and discharges the Company's obligation to pay indebtedness for money loaned by the undersigned in the amount of $________ and tenders payment for the balance of the purchase price herewith.

        2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:


                        --------------------
                           (Name)

                        --------------------

                        --------------------
                          (Address)

        3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.




                        ----------------------------------------
                        (Signature)


-------------------
      (Date)

                                     APPENDIX 2

                       NOTICE THAT WARRANT IS ABOUT TO EXPIRE

                               ----------------------


(Name of Holder)

(Address of Holder)

Attn: Chief Financial Officer


Dear ___________________________:

        This is to advise you that the Warrant issued to you described below will expire on _____________________, 19____.


        Issuer:

        Issue Date:  December 18, 1996

        Class of Security Issuable:  See Warrant.

        Exercise Price per Share:  See Warrant.

        Number of Shares Issuable:  See Warrant.

        Procedure for Exercise:


        Please contact [name of contact person at (phone number)] with any questions you may have concerning exercise of the Warrant. This is your only notice of pending expiration.



        ----------------------------------------
        (Name of Issuer)


        By
           -------------------------------------
        Its
           -------------------------------------

                                             APPENDIX 3


                                             NOTICE OF SPECIAL EXERCISE



        1. The undersigned hereby elects to exercise this Warrant in a Special Exercise pursuant to Article 2 hereof, subject to Acquiror's right to make a Purchase Election, with respect to _____ shares of Series C Preferred Stock of the Company otherwise issuable had this Warrant been exercised in a Conventional Exercise, to receive $0.677 for each such share. The undersigned hereby tenders herewith payment of the Warrant Price of such shares in full. Capitalized terms used herein shall have the meanings ascribed to them in this Warrant.


                                        --------------------
                                        (Signature)



--------------------
      (Date)

                                      EXHIBIT A

                               Anti-Dilution Provisions


        After the Issue Date of the Warrant, the Shares issued or issuable under the terms of the Warrant shall be entitled to the same anti-dilution protection as provided for shares of Series C Preferred Stock in the Company's Certificate of Incorporation with respect to dilutive issuances. Under no circumstances shall the aggregate Warrant Price payable by the Holder upon exercise of the Warrant increase as a result of any adjustment arising from the application of the anti-dilution provisions in the Company's Certificate of Incorporation.

                                     EXHIBIT B

                                REGISTRATION RIGHTS


        The Shares (if common stock), or the common stock issuable upon conversion of the Shares, shall be deemed "registrable securities" or otherwise entitled to registration rights in accordance with the terms of the First Amended and Restated Investor Rights Agreement or similar agreement granting registration rights to the holders of Series C Preferred Stock (the "Agreement") between the Company and its investor(s).

        The Company agrees that no amendments will be made to the Agreement which would have an adverse impact on Holder's registration rights thereunder without the consent of Holder. By acceptance of the Warrant to which this Exhibit B is attached, Holder shall be deemed to be a party to the Agreement.